RenaissanceRe Reports First Quarter 2020 Net Loss Attributable to Common Shareholders of
$82.0 Million, or $1.89 Per Diluted Common Share; Operating Income Available to Common Shareholders of $33.4 Million, or $0.76 Per Diluted Common Share
Pembroke, Bermuda, May 6, 2020 -- RenaissanceRe Holdings Ltd. (NYSE: RNR) (the “Company” or “RenaissanceRe”) today reported net loss attributable to RenaissanceRe common shareholders of $82.0 million, or $1.89 per diluted common share, in the first quarter of 2020, compared to net income available to RenaissanceRe common shareholders of $273.7 million, or $6.43 per diluted common share, in the first quarter of 2019. Operating income available to RenaissanceRe common shareholders was $33.4 million, or $0.76 per diluted common share, in the first quarter of 2020, compared to $153.6 million, or $3.59 per diluted common share, in the first quarter of 2019. The Company reported an annualized return on average common equity of negative 6.3% and an annualized operating return on average common equity of positive 2.6% in the first quarter of 2020, compared to positive 23.5% and positive 13.1%, respectively, in the first quarter of 2019. Book value per common share decreased $3.38, or 2.8%, to $117.15 in the first quarter of 2020, compared to a 6.6% increase in the first quarter of 2019. Tangible book value per common share plus accumulated dividends decreased $2.99, or 2.6%, to $131.72 in the first quarter of 2020, compared to a 7.0% increase in the first quarter of 2019.
Kevin J. O’Donnell, President and Chief Executive Officer of RenaissanceRe, commented: “We extend our sympathies to all those affected by the COVID-19 pandemic and recognize the immense social, economic and health hardships that many are experiencing, as well as the tremendous sacrifices being made by medical personnel and other first responders around the world. Operationally, we are effectively working from home, and I am very proud of what our people have accomplished in such a short time and under difficult circumstances. While our financial performance in the first quarter was negatively impacted by COVID-19, we are well capitalized with ample liquidity and our core franchise remains strong. I am confident that we are prepared to meet both the challenges as well as the opportunities of this evolving situation, and will continue delivering long-term value.”
First Quarter of 2020 Summary

•
Gross premiums written increased by $461.4 million, or 29.5%, to $2.0 billion, in the first quarter of 2020 compared to the first quarter of 2019, driven by an increase of $273.3 million in the Casualty and Specialty segment and an increase of $188.1 million in the Property segment.

•
Underwriting income of $64.1 million and a combined ratio of 93.0% in the first quarter of 2020, compared to underwriting income of $154.1 million and a combined ratio of 72.0% in the first quarter of 2019. The Property segment generated underwriting income of $147.1 million and had a combined ratio of 65.1% in the first quarter of 2020. The Casualty and Specialty segment incurred an underwriting loss of $83.2 million and had a combined ratio of 116.9% in the first quarter of 2020, principally impacted by net claims and claim expenses associated with the COVID-19 pandemic of $103.8 million, which added 21.1 percentage points to the combined ratio. The losses primarily represent the cost of claims incurred but not yet reported, with respect to exposures such as event contingency and event-based casualty covers.

•
Total investment result was a loss of $11.2 million in the first quarter of 2020, generating an annualized total investment return of negative 0.1%, compared to a gain of $252.1 million and an annualized total investment return of 8.0% in the first quarter of 2019. The Company was favorably positioned during the recent disruption in global financial markets associated with the COVID-19 pandemic as a significant portion of the Company’s investment portfolio is weighted towards high-quality fixed maturity investments. The primary driver of the investment result was the Company’s net realized and unrealized losses on equity investments trading, which represents 2.0% of the Company’s total investment portfolio of $17.8 billion.

•
Approximately $600 million of net capital raised in the first quarter of 2020 through the Company’s managed joint ventures and third-party capital vehicles, including Upsilon RFO Re Ltd. and RenaissanceRe Medici Fund Ltd.

Acquisition of Tokio Millennium Re
On March 22, 2019, the Company completed its acquisition of Tokio Millennium Re AG (now known as RenaissanceRe Europe AG), Tokio Millennium Re (UK) Limited (now known as RenaissanceRe (UK) Limited) and their subsidiaries (collectively, “TMR”). The operating activities of TMR from the acquisition date through March 31, 2019 were not material and, as a result, were not included in the Company's consolidated statements of operations for the three months ended March 31, 2019. Comparisons of the Company’s results of operations for the first quarter of 2020 to the first quarter of 2019 should be viewed in this context.
Underwriting Results by Segment
Property Segment
Gross premiums written in the Property segment were $1.2 billion in the first quarter of 2020, an increase of $188.1 million, or 18.2%, compared to $1.0 billion in the first quarter of 2019.
Gross premiums written in the catastrophe class of business were $936.2 million in the first quarter of 2020, an increase of $91.0 million, or 10.8%, compared to the first quarter of 2019. This increase was driven by expanded participation on existing transactions, certain new transactions, rate improvements, and the acquisition of TMR.
Gross premiums written in the other property class of business were $284.3 million in the first quarter of 2020, an increase of $97.2 million, or 51.9%, compared to the first quarter of 2019. This increase was primarily driven by growth from existing relationships, new opportunities across a number of the Company’s underwriting platforms, and business acquired in connection with the acquisition of TMR.
Ceded premiums written in the Property segment were $545.9 million in the first quarter of 2020, an increase of $77.8 million, or 16.6%, compared to the first quarter of 2019. The increase in ceded premiums written was principally due to certain of the increase in gross premiums written in the catastrophe class of business noted above being ceded to third-party investors in the Company’s managed vehicles, primarily Upsilon and Mona Lisa Re Ltd., as well as an overall increase in ceded purchases made as part of the Company’s gross-to-net strategy, which is core to the construction of its net portfolios of risk.
The Property segment generated underwriting income of $147.1 million and a combined ratio of 65.1% in the first quarter of 2020, compared to $152.4 million and 47.6%, respectively, in the first quarter of 2019. The Property segment underwriting result and combined ratio in the first quarter of 2020 were principally impacted by higher current accident year net claims and claim expenses primarily driven by a higher level of attritional losses associated with a larger proportion of the other property class of business earning through, as well as a relatively higher number of small insured catastrophe events, compared to the first quarter of 2019. In addition, there was net adverse development on prior accident years net claims and claim expenses of $14.0 million, or 3.3 percentage points, during the first quarter of 2020, primarily driven by higher than expected attritional losses in the other property class of business.
Casualty and Specialty Segment
Gross premiums written in the Casualty and Specialty segment were $805.2 million in the first quarter of 2020, an increase of $273.3 million, or 51.4%, compared to the first quarter of 2019. This increase was due to growth from new and existing business opportunities written in the current and prior periods across various classes of business within the segment, and business acquired in connection with the acquisition of TMR.

The Casualty and Specialty segment incurred an underwriting loss of $83.2 million and had a combined ratio of 116.9% in the first quarter of 2020, compared to an underwriting gain of $1.7 million and a combined ratio of 99.3% in the first quarter of 2019. The net underwriting result and combined ratio in the first quarter of 2020 were principally impacted by net claims and claim expenses of $103.8 million associated with the COVID-19 pandemic, which added 21.1 percentage points to the net claims and claims expense ratio and the combined ratio.

In the three months ended March 31, 2020, the Casualty and Specialty segment generated a net claims and claim expense ratio of 86.7%, an underwriting expense ratio of 30.2% and a combined ratio of 116.9%, compared to 65.9%, 33.4% and 99.3%, respectively, in the three months ended March 31, 2019.
The increase in the Casualty and Specialty segment net current accident year claims and claim expense ratio of 18.4 percentage points in the three months ended March 31, 2020, compared to the three months ended March 31, 2019 was driven by higher current accident year losses as a result of the impact of losses associated with the

COVID-19 pandemic. The losses primarily represent the cost of claims incurred but not yet reported, with respect to exposures such as event contingency and event-based casualty covers. The underwriting expense ratio in the Casualty and Specialty segment decreased 3.2 percentage points, to 30.2%, in the three months ended March 31, 2020, compared to 33.4% in the three months ended March 31, 2019, due to a decrease in the operating expense ratio as a result of improved operating leverage, as well as a decrease in the acquisition ratio.
COVID-19
Due to the ongoing and rapidly evolving nature of the COVID-19 pandemic, the Company is continuing to evaluate the impact of COVID-19 on its business and to estimate all of the Company’s potential reinsurance, insurance or investment exposures, or any other effects that the COVID-19 pandemic may have on its results of operations or financial condition.
The Company expects losses to emerge over time as the full impact of the pandemic and its effects on the global economy are realized. A longer or more severe recession, or high unemployment levels will increase the probability of losses. Potential legislative, regulatory and judicial actions are also causing significant uncertainty with respect to policy coverage and other issues. Our loss estimate as of March 31, 2020 represents our best estimate based on currently available information, including communications received to date from cedants and brokers, portfolio and contract reviews, and other risk assessment procedures. Actual losses may vary materially from this initial estimate. Additionally, losses incurred in respect of the COVID-19 pandemic subsequent to March 31, 2020 will be reflected in the periods in which those losses are incurred.
In addition to coverage exposures, volatility in global financial markets and a continued slowdown in global economic conditions, have adversely affected, and may continue to adversely affect, the Company’s investment portfolio. These conditions may also negatively impact the Company’s ability to access liquidity and capital markets financing.
Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 when available for a more detailed discussion of the risks and potential impacts of the COVID-19 pandemic on the Company.
Other Items

•
The Company’s total investment result, which includes the sum of net investment income and net realized and unrealized (losses) gains on investments, was a loss of $11.2 million in the first quarter of 2020, compared to a gain of $252.1 million in the first quarter of 2019, a decrease of $263.3 million. The primary driver of the decrease in the total investment result was net realized and unrealized losses on equity investments trading, combined with net realized and unrealized losses on other investments and lower net realized and unrealized gains on fixed maturity investments, due in part to the recent disruption in global financial markets associated with the COVID-19 pandemic, partially offset by higher returns on investments-related derivatives.

•
Net income attributable to redeemable noncontrolling interests in the first quarter of 2020 was $98.1 million, compared to $70.2 million in the first quarter of 2019. The result was primarily driven by DaVinciRe Holdings Ltd. and Vermeer Reinsurance Ltd. generating net income of $108.0 million and $17.9 million, respectively, in the first quarter of 2020, compared to $80.3 million and $5.2 million, respectively, in the first quarter of 2019.

•
In the first quarter of 2020, total fee income increased by $16.6 million, to $45.4 million, compared to $28.8 million in the first quarter of 2019, primarily driven by an increase in the dollar value of capital being managed combined with improved underlying performance.

•	During the first quarter of 2020, the Company repurchased 406 thousand common shares in open market transactions at an aggregate cost of $62.6 million and an average price of $154.36 per common share.

•
In February 2020, the Company announced the redemption of all 5 million of its outstanding Series C 6.08% Preference Shares. The Series C 6.08% Preference Shares were redeemed on March 26, 2020 for $125.0 million plus accrued and unpaid dividends thereon. Following the redemption, no Series C 6.08% Preference Shares remain outstanding.

•
On February 4, 2020, the Company’s wholly-owned subsidiary, RenaissanceRe Specialty Holdings (UK) Limited, entered into an agreement to sell its wholly owned subsidiary, RenaissanceRe (UK) Limited, a UK run-off company acquired in connection with the acquisition of TMR, to an investment vehicle managed by AXA Liabilities Managers, an affiliate of AXA XL. The sale is subject to regulatory approval and is expected to close in 2020.

•
On March 15, 2020, the Company repaid in full at maturity the aggregate principal amount of $250.0 million, plus applicable accrued interest, of its 5.75% Senior Notes due 2020 of RenRe North America Holdings Inc. and RenaissanceRe Finance.

This Press Release includes certain financial measures that are not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”) including “operating income available to RenaissanceRe common shareholders,” “operating income available to RenaissanceRe common shareholders per common share - diluted,” “operating return on average common equity - annualized,” “tangible book value per common share” and “tangible book value per common share plus accumulated dividends.” A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.
Please refer to the “Investors - Financial Reports - Financial Supplements” section of the Company’s website at www.renre.com for a copy of the Financial Supplement which includes additional information on the Company’s financial performance.
RenaissanceRe will host a conference call on Thursday, May 7, 2020 at 9:00 a.m. ET to discuss this release. Live broadcast of the conference call will be available through the “Investors - Webcasts & Presentations” section of the Company’s website at www.renre.com.
About RenaissanceRe
RenaissanceRe is a global provider of reinsurance and insurance that specializes in matching well-structured risks with efficient sources of capital. The Company provides property, casualty and specialty reinsurance and certain insurance solutions to customers, principally through intermediaries. Established in 1993, the Company has offices in Bermuda, Australia, Ireland, Singapore, Switzerland, the United Kingdom and the United States.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this Press Release reflect RenaissanceRe’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous factors that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements, including the following: the uncertainty of the impact of the COVID-19 pandemic and measures taken in response thereto; the effect of legislative, regulatory, judicial or social influences related to the COVID-19 pandemic on the Company’s financial performance and the Company’s ability to conduct its business; the impact of the COVID-19 pandemic on the value of the Company’s investments and access to capital; the effect that measures taken to mitigate the COVID-19 pandemic have on the operations of the Company and its counterparties; the frequency and severity of catastrophic and other events that the Company covers; the effectiveness of the Company’s claims and claim expense reserving process; the effect of climate change on the Company’s business, including the trend towards increasingly frequent and severe climate events; the Company’s ability to maintain its financial strength ratings; the effect of emerging claims and coverage issues; collection on claimed retrocessional coverage, and new retrocessional reinsurance being available on acceptable terms and providing the coverage that we intended to obtain; the Company’s reliance on a small and decreasing number of reinsurance brokers and other distribution services for the preponderance of its revenue; the Company’s exposure to credit loss from counterparties in the normal course of business; the effect of continued challenging economic conditions throughout the world; soft reinsurance underwriting market conditions; the performance of the Company’s investment portfolio; a contention by the Internal Revenue Service that Renaissance Reinsurance Ltd., or any of the Company’s other Bermuda subsidiaries, is subject to taxation in the U.S.; the effects of U.S. tax reform legislation and possible future tax reform legislation and regulations, including changes to the tax treatment of the Company’s shareholders or investors in the Company’s joint ventures or other entities the Company manages; the success of any of the Company’s strategic investments or acquisitions, including the Company’s ability to manage its operations as its product and geographical diversity increases; the Company’s ability to retain key senior officers and to attract or retain the executives and employees necessary to manage its business; the Company’s ability to effectively manage capital on behalf of investors in joint ventures or other entities it manages; foreign currency exchange rate fluctuations; changes in the method for determining LIBOR and the potential replacement of LIBOR; losses the Company could face from terrorism, political unrest or war; the effect of cybersecurity risks, including technology breaches or failure, on the Company’s business; the Company’s ability to successfully implement its business strategies and initiatives; the Company’s ability to determine any impairments taken on investments; the effects of inflation; the ability of the Company’s ceding companies and delegated authority counterparties to accurately assess the risks they underwrite; the effect of operational risks, including system or human failures; the Company’s ability to raise capital if necessary; the Company’s ability to comply with covenants in its debt agreements; changes to the regulatory systems under which the Company operates, including as a result of increased global regulation of the insurance and reinsurance industries; changes in Bermuda laws and regulations and the political environment in Bermuda; the Company’s dependence on the ability of its operating subsidiaries to declare and pay dividends; aspects of the Company’s corporate structure that may discourage third-party takeovers and other transactions; difficulties investors may have in servicing process or enforcing judgments against the Company in the U.S.; the cyclical nature of the reinsurance and insurance industries; adverse legislative developments that reduce the size of the private markets the Company serves or impede their future growth; consolidation of competitors, customers and insurance and reinsurance brokers; the effect on the Company’s business of the highly competitive nature of its industry, including the effect of new entrants to, competing products for and consolidation in the (re)insurance industry; other political, regulatory or industry initiatives adversely impacting the Company; the Company’s ability to comply with applicable sanctions and foreign corrupt practices laws; increasing barriers to free trade and the free flow of capital; international restrictions on the writing of reinsurance by foreign companies and government intervention in the natural catastrophe market; the effect of Organisation for Economic Co-operation and Development or European Union (“EU”) measures to increase the Company’s taxes and reporting requirements; the effect of the vote by the U.K. to leave the EU; changes in regulatory regimes and accounting rules that may impact financial results irrespective of business operations; the Company’s need to make many estimates and judgments in the preparation of its financial statements; risks that the ongoing integration of TMR disrupts or distracts from current plans and operations; and other factors affecting future results disclosed in RenaissanceRe’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

INVESTOR CONTACT:	MEDIA CONTACT:
Keith McCue	Keil Gunther
Senior Vice President, Finance & Investor Relations	Vice President, Head of Global Marketing & Client
RenaissanceRe Holdings Ltd.	Communication
(441) 239-4830	RenaissanceRe Holdings Ltd.
(441) 239-4932
or
Kekst CNC
Dawn Dover
(212) 521-4800

RenaissanceRe Holdings Ltd.
Summary Consolidated Statements of Operations
(in thousands of United States Dollars, except per share amounts and percentages)
(Unaudited)
	Three months ended
	March 31, 2020	March 31, 2019
Revenues
Gross premiums written	$2,025,721	$1,564,295
Net premiums written	$1,269,808	$929,031
Increase in unearned premiums	(356,710)	(379,003)
Net premiums earned	913,098	550,028
Net investment income	99,473	82,094
Net foreign exchange losses	(5,728)	(2,846)
Equity in earnings of other ventures	4,564	4,661
Other (loss) income	(4,436)	3,171
Net realized and unrealized (losses) gains on investments	(110,707)	170,013
Total revenues	896,264	807,121
Expenses
Net claims and claim expenses incurred	570,954	227,035
Acquisition expenses	210,604	123,951
Operational expenses	67,461	44,933
Corporate expenses	15,991	38,789
Interest expense	14,927	11,754
Total expenses	879,937	446,462
Income before taxes	16,327	360,659
Income tax benefit (expense)	8,846	(7,531)
Net income	25,173	353,128
Net income attributable to noncontrolling interests	(98,091)	(70,222)
Net (loss) income attributable to RenaissanceRe	(72,918)	282,906
Dividends on preference shares	(9,056)	(9,189)
Net (loss) income (attributable) available to RenaissanceRe common shareholders	$(81,974)	$273,717

Net (loss) income (attributable) available to RenaissanceRe common shareholders per common share - basic	$(1.89)	$6.43
Net (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted	$(1.89)	$6.43
Operating income available to RenaissanceRe common shareholders per common share - diluted (1)	$0.76	$3.59

Average shares outstanding - basic	43,441	42,065
Average shares outstanding - diluted	43,441	42,091

Net claims and claim expense ratio	62.5%	41.3%
Underwriting expense ratio	30.5%	30.7%
Combined ratio	93.0%	72.0%

Return on average common equity - annualized	(6.3)%	23.5%
Operating return on average common equity - annualized (1)	2.6%	13.1%

(1)	See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

RenaissanceRe Holdings Ltd.
Summary Consolidated Balance Sheets
(in thousands of United States Dollars, except per share amounts)

	March 31, 2020	December 31, 2019
Assets	(Unaudited)	(Audited)
Fixed maturity investments trading, at fair value	$11,045,801	$11,171,655
Short term investments, at fair value	5,263,242	4,566,277
Equity investments trading, at fair value	360,444	436,931
Other investments, at fair value	1,058,714	1,087,377
Investments in other ventures, under equity method	90,396	106,549
Total investments	17,818,597	17,368,789
Cash and cash equivalents	896,216	1,379,068
Premiums receivable	3,105,441	2,599,896
Prepaid reinsurance premiums	1,151,926	767,781
Reinsurance recoverable	2,765,583	2,791,297
Accrued investment income	73,496	72,461
Deferred acquisition costs and value of business acquired	739,875	663,991
Receivable for investments sold	341,786	78,369
Other assets	312,523	346,216
Goodwill and other intangibles	260,076	262,226
Total assets	$27,465,519	$26,330,094
Liabilities, Noncontrolling Interests and Shareholders’ Equity
Liabilities
Reserve for claims and claim expenses	$9,406,707	$9,384,349
Unearned premiums	3,245,914	2,530,975
Debt	1,134,695	1,384,105
Reinsurance balances payable	3,775,375	2,830,691
Payable for investments purchased	636,136	225,275
Other liabilities	351,320	932,024
Total liabilities	18,550,147	17,287,419
Redeemable noncontrolling interest	3,231,846	3,071,308
Shareholders’ Equity
Preference shares	525,000	650,000
Common shares	44,034	44,148
Additional paid-in capital	502,608	568,277
Accumulated other comprehensive loss	(1,664)	(1,939)
Retained earnings	4,613,548	4,710,881
Total shareholders’ equity attributable to RenaissanceRe	5,683,526	5,971,367
Total liabilities, noncontrolling interests and shareholders’ equity	$27,465,519	$26,330,094

Book value per common share	$117.15	$120.53

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Segment Information
(in thousands of United States Dollars, except percentages)
(Unaudited)
	Three months ended March 31, 2020
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$1,220,526	$805,195	$—	$2,025,721
Net premiums written	$674,581	$595,227	$—	$1,269,808
Net premiums earned	$421,335	$491,763	$—	$913,098
Net claims and claim expenses incurred	144,852	426,209	(107)	570,954
Acquisition expenses	85,351	125,253	—	210,604
Operational expenses	44,007	23,454	—	67,461
Underwriting income (loss)	$147,125	$(83,153)	$107	64,079
Net investment income			99,473	99,473
Net foreign exchange losses			(5,728)	(5,728)
Equity in earnings of other ventures			4,564	4,564
Other loss			(4,436)	(4,436)
Net realized and unrealized losses on investments			(110,707)	(110,707)
Corporate expenses			(15,991)	(15,991)
Interest expense			(14,927)	(14,927)
Income before taxes and redeemable noncontrolling interests				16,327
Income tax benefit			8,846	8,846
Net income attributable to redeemable noncontrolling interests			(98,091)	(98,091)
Dividends on preference shares			(9,056)	(9,056)
Net loss attributable to RenaissanceRe common shareholders				$(81,974)

Net claims and claim expenses incurred – current accident year	$130,844	$426,210	$—	$557,054
Net claims and claim expenses incurred – prior accident years	14,008	(1)	(107)	13,900
Net claims and claim expenses incurred – total	$144,852	$426,209	$(107)	$570,954

Net claims and claim expense ratio – current accident year	31.1%	86.7%		61.0%
Net claims and claim expense ratio – prior accident years	3.3%	—%		1.5%
Net claims and claim expense ratio – calendar year	34.4%	86.7%		62.5%
Underwriting expense ratio	30.7%	30.2%		30.5%
Combined ratio	65.1%	116.9%		93.0%

	Three months ended March 31, 2019
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$1,032,384	$531,911	$—	$1,564,295
Net premiums written	$564,230	$364,801	$—	$929,031
Net premiums earned	$290,745	$259,283	$—	$550,028
Net claims and claim expenses incurred	56,083	170,933	19	227,035
Acquisition expenses	53,739	70,212	—	123,951
Operational expenses	28,544	16,389	—	44,933
Underwriting income (loss)	$152,379	$1,749	$(19)	154,109
Net investment income			82,094	82,094
Net foreign exchange losses			(2,846)	(2,846)
Equity in earnings of other ventures			4,661	4,661
Other income			3,171	3,171
Net realized and unrealized gains on investments			170,013	170,013
Corporate expenses			(38,789)	(38,789)
Interest expense			(11,754)	(11,754)
Income before taxes and redeemable noncontrolling interests				360,659
Income tax expense			(7,531)	(7,531)
Net income attributable to redeemable noncontrolling interests			(70,222)	(70,222)
Dividends on preference shares			(9,189)	(9,189)
Net income available to RenaissanceRe common shareholders				$273,717

Net claims and claim expenses incurred – current accident year	$54,206	$177,135	$—	$231,341
Net claims and claim expenses incurred – prior accident years	1,877	(6,202)	19	(4,306)
Net claims and claim expenses incurred – total	$56,083	$170,933	$19	$227,035

Net claims and claim expense ratio – current accident year	18.6%	68.3%		42.1%
Net claims and claim expense ratio – prior accident years	0.7%	(2.4)%		(0.8)%
Net claims and claim expense ratio – calendar year	19.3%	65.9%		41.3%
Underwriting expense ratio	28.3%	33.4%		30.7%
Combined ratio	47.6%	99.3%		72.0%

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Gross Premiums Written
(in thousands of United States Dollars)
(Unaudited)

	Three months ended
	March 31, 2020	March 31, 2019
Property Segment
Catastrophe	$936,190	$845,213
Other property	284,336	187,171
Property segment gross premiums written	$1,220,526	$1,032,384

Casualty and Specialty Segment
General casualty (1)	$246,667	$153,334
Professional liability (2)	230,487	149,377
Financial lines (3)	147,079	127,356
Other (4)	180,962	101,844
Casualty and Specialty segment gross premiums written	$805,195	$531,911

(1)	Includes automobile liability, casualty clash, employer’s liability, umbrella or excess casualty, workers’ compensation and general liability.
(2)	Includes directors and officers, medical malpractice, and professional indemnity.
(3)	Includes financial guaranty, mortgage guaranty, political risk, surety and trade credit.
(4)
Includes accident and health, agriculture, aviation, cyber, energy, marine, satellite and terrorism. Lines of business such as regional multi-line and whole account may have characteristics of various other classes of business, and are allocated accordingly.

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Total Investment Result
(in thousands of United States Dollars, except percentages)
(Unaudited)

	Three months ended
	March 31, 2020	March 31, 2019
Fixed maturity investments	$73,338	$61,483
Short term investments	12,092	11,844
Equity investments trading	1,551	1,027
Other investments
Catastrophe bonds	14,139	8,691
Other	1,629	1,640
Cash and cash equivalents	1,504	1,517
	104,253	86,202
Investment expenses	(4,780)	(4,108)
Net investment income	99,473	82,094

Gross realized gains	68,847	24,373
Gross realized losses	(11,360)	(22,943)
Net realized gains on fixed maturity investments	57,487	1,430
Net unrealized (losses) gains on fixed maturity investments trading	(20,345)	103,922
Net realized and unrealized gains on investments-related derivatives	33,181	13,796
Net realized losses on equity investments trading	(15,047)	(1,161)
Net unrealized (losses) gains on equity investments trading	(105,937)	52,658
Net realized and unrealized losses on other investments - catastrophe bonds	(14,352)	(2,210)
Net realized and unrealized (losses) gains on other investments - other	(45,694)	1,578
Net realized and unrealized (losses) gains on investments	(110,707)	170,013
Total investment result	$(11,234)	$252,107

Total investment return - annualized	(0.1)%	8.0%

Comments on Regulation G
In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G. The Company has provided these financial measures in previous investor communications and the Company’s management believes that these measures are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.
Operating (Loss) Income (Attributable) Available to RenaissanceRe Common Shareholders and Operating Return on Average Common Equity - Annualized
The Company uses “operating income available to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income available to RenaissanceRe common shareholders” as used herein differs from “net (loss) income (attributable) available to RenaissanceRe common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments, excluding net realized and unrealized gains and losses on other investments - catastrophe bonds, net foreign exchange gains and losses, transaction and integration expenses associated with the acquisition of TMR, the income tax expense or benefit associated with these adjustments and the portion of these adjustments attributable to the Company's redeemable noncontrolling interests." The Company’s management believes that “operating income available to RenaissanceRe common shareholders” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from: fluctuations in the fair value of the Company’s fixed maturity investment portfolio, equity investments trading, other investments (excluding catastrophe bonds) and investments-related derivatives; fluctuations in foreign exchange rates; certain transaction and integration expenses associated with the acquisition of TMR; the associated income tax expense or benefit of these adjustments; and the portion of these adjustments attributable to Company's redeemable noncontrolling interests. The Company also uses “operating income available to RenaissanceRe common shareholders” to calculate “operating income available to RenaissanceRe common shareholders per common share - diluted” and “operating return on average common equity - annualized.” The following table is a reconciliation of: (1) net (loss) income (attributable) available to RenaissanceRe common shareholders to “operating income available to RenaissanceRe common shareholders”; (2) net (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted to “operating income available to RenaissanceRe common shareholders per common share - diluted”; and (3) return on average common equity - annualized to “operating return on average common equity - annualized.” Comparative information for all prior periods has been updated to conform to the current methodology and presentation.

	Three months ended
(in thousands of United States Dollars, except per share amounts and percentages)	March 31, 2020	March 31, 2019
Net (loss) income (attributable) available to RenaissanceRe common shareholders	$(81,974)	$273,717
Adjustment for net realized and unrealized losses (gains) on investments, excluding net realized and unrealized losses (gains) on other investments - catastrophe bonds	96,355	(172,223)
Adjustment for net foreign exchange losses	5,728	2,846
Adjustment for transaction and integration expenses associated with the acquisition of TMR	4,423	25,520
Adjustment for income tax (benefit) expense (1)	(4,141)	8,334
Adjustment for net income attributable to redeemable noncontrolling interests (2)	13,019	15,414
Operating income available to RenaissanceRe common shareholders	$33,410	$153,608

Net (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted	$(1.89)	$6.43
Adjustment for net realized and unrealized losses (gains) on investments, excluding net realized and unrealized losses (gains) on other investments - catastrophe bonds	2.22	(4.09)
Adjustment for net foreign exchange losses	0.13	0.07
Adjustment for transaction and integration expenses associated with the acquisition of TMR	0.10	0.61
Adjustment for income tax (benefit) expense (1)	(0.10)	0.20
Adjustment for net income attributable to redeemable noncontrolling interests (2)	0.30	0.37
Operating income available to RenaissanceRe common shareholders per common share - diluted	$0.76	$3.59

Return on average common equity - annualized	(6.3)%	23.5%
Adjustment for net realized and unrealized losses (gains) on investments, excluding net realized and unrealized losses (gains) on other investments - catastrophe bonds	7.5%	(14.8)%
Adjustment for net foreign exchange losses	0.4%	0.2%
Adjustment for transaction and integration expenses associated with the acquisition of TMR	0.3%	2.2%
Adjustment for income tax (benefit) expense (1)	(0.3)%	0.7%
Adjustment for net income attributable to redeemable noncontrolling interests (2)	1.0%	1.3%
Operating return on average common equity - annualized	2.6%	13.1%

(1)
Adjustment for income tax (benefit) expense represents the income tax benefit (expense) associated with the adjustments to net (loss) income (attributable) available to RenaissanceRe common shareholders. The income tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors.

(2)
Adjustment for net income attributable to redeemable noncontrolling interests represents the portion attributable to the Company's redeemable noncontrolling interests associated with the adjustments to net (loss) income (attributable) available to RenaissanceRe common shareholders, including the income tax impact of those adjustments.

Tangible Book Value Per Common Share and Tangible Book Value Per Common Share Plus Accumulated Dividends
The Company has included in this Press Release “tangible book value per common share” and “tangible book value per common share plus accumulated dividends.” “Tangible book value per common share” is defined as book value per common share excluding goodwill and intangible assets per share. “Tangible book value per common share plus accumulated dividends” is defined as book value per common share excluding goodwill and intangible assets per share, plus accumulated dividends. The Company’s management believes “tangible book value per common share” and “tangible book value per common share plus accumulated dividends” are useful to investors because they provide a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets. The following table is a reconciliation of book value per common share to “tangible book value per common share” and “tangible book value per common share plus accumulated dividends”.

	At
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Book value per common share	$117.15	$120.53	$120.07	$119.17	$111.05
Adjustment for goodwill and other intangibles (1)	(6.46)	(6.50)	(6.55)	(6.60)	(6.66)
Tangible book value per common share	110.69	114.03	113.52	112.57	104.39
Adjustment for accumulated dividends	21.03	20.68	20.34	20.00	19.66
Tangible book value per common share plus accumulated dividends	$131.72	$134.71	$133.86	$132.57	$124.05

Quarterly change in book value per common share	(2.8)%	0.4%	0.8%	7.3%	6.6%
Quarterly change in tangible book value per common share plus change in accumulated dividends	(2.6)%	0.7%	1.1%	8.2%	7.0%
Year to date change in book value per common share	(2.8)%	15.7%	15.3%	14.4%	6.6%
Year to date change in tangible book value per common share plus change in accumulated dividends	(2.6)%	17.9%	17.1%	15.7%	7.0%

(1)
At March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, goodwill and other intangibles included $24.2 million, $24.9 million, $25.6 million, $26.3 million and $27.0 million, respectively, of goodwill and other intangibles included in investments in other ventures, under equity method.